Exhibit 10.25

12/22/03 Revisions

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of September 1, 2003 (this “Agreement”), between ASBURY AUTOMOTIVE TAMPA, L.P., a Delaware limited partnership (the “Company”), and Jeffrey I. Wooley (“Executive”).

W I T N E S S E T H :

WHEREAS, the Company owns and operates certain retail motor vehicle dealerships located in the State of Florida (the “Business”), and is a wholly-owned subsidiary of Asbury Automotive Group, Inc., a publicly-held Delaware corporation that owns retail motor vehicle dealership groups throughout the United States (“Asbury”);

WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company, all upon the terms and conditions set forth more fully herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:

1.             Agreement to Employ.  Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Executive and Executive hereby accepts employment by the Company.

2.             Term; Position and Responsibilities.

(a)           Term of Employment.  The employment of Executive pursuant hereto shall commence on the date of this Agreement (the “Effective Date”), and shall remain in effect for an initial term expiring on the third anniversary of the Effective Date (the “Term”) unless sooner terminated pursuant to the provisions of Section 6.

(b)           Position and Responsibilities of Executive.  During the Term, Executive will be employed as the President and Chief Executive Officer of the Company, and, in addition, in such other executive capacity or capacities for the Company or any of its affiliates as may be determined from time to time by or under the authority of the Board of Directors of Asbury (the “Board”), or the President and Chief Executive Officer of Asbury (the “Asbury CEO”). Executive shall be responsible for conducting the day to day operational and management activities of the Company.  Executive shall have the power and authority to take (or authorize other officers, employees or agents of the Company to take) all actions on behalf of the Company (without the need for the consent or approval of any partner of the Company or any other person) that are within the ordinary course of business of the Company, consistent with past custom and practice, unless the Board or Asbury CEO shall have previously restricted (specifically or generally) such power and authority of the President and Chief Executive Officer of the Company.  In addition, but without limiting the generality of the foregoing, Executive shall perform such duties and exercise such powers as are incident to the office of the President and Chief Executive Officer of a corporation organized under the laws of the State of Delaware.

Notwithstanding the foregoing, the terms of Executive’s employment will not require him to spend any period of time in excess of three days away from the businesses operated or owned by the Company other than in connection with incidental or routine trips.  Executive shall report to the Asbury CEO, and shall undertake and discharge all assignments and responsibilities within his capabilities that are assigned to him by the Asbury CEO or Board.  Executive will devote all of his skill, knowledge and full working time (reasonable vacation time and absence for sickness or similar disability excepted) solely and exclusively to the conscientious performance of such duties.  Executive hereby represents that his employment hereunder and compliance by him with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which he is a party or by which he may be bound.

3.             Compensation.  As full compensation for all services to be rendered by Executive in the capacities referred to in the Agreement, the Company shall pay to Executive during the Term the salary and bonuses provided in this Section 3.

(a)           Base Salary.  Executive shall receive an annual base salary of $425,000, payable in arrears in equal monthly installments.

(b)           Incentive Compensation.  Executive shall be entitled to participate in an annual incentive compensation program established by Asbury for selected Asbury platform chief executive officers (the “Incentive Compensation Program”).  Executive acknowledges and agrees that the Incentive Compensation Program may be amended from time to time by Asbury, in its sole discretion, so long as the amendments similarly affect all other Asbury platform chief executive officers who are participants in the Incentive Compensation Program.

4.             Benefits and Perquisites.  During the Term:

(a)           General.  The Company will provide life insurance, medical insurance, disability insurance and other benefits comparable to those provided to the Company’s other senior executive officers and permitted under applicable law;

(b)           Vacation.  Executive shall be entitled to such vacation as is consistent with his responsibility for the operation and management of the Company and consistent with prior practices;

(c)           Certain Club Dues.  The Company shall reimburse Executive for annual dues, not to exceed $20,000 for membership in two country clubs selected by Executive;

(d)           Automobile.  The Executive (and his family) shall be entitled to the use of four demonstrator automobiles selected from the inventory of the Business; and

(e)           Smoking Policy.  The office area of Executive shall not be designated a non-smoking area, except to the extent required by applicable law; provided that the Company shall not be required to make any structural or other changes to such office area or provide the Executive with any special equipment in order to comply with applicable law.

(f)            Dress Code.  Executive shall not be subject to any specific dress code requirements imposed by the Company or Asbury, except that the Executive shall dress in a manner reasonably presentable in the business community.

5.             Expenses.  The Company shall reimburse Executive for reasonable travel (including, without limitation, travel to “20 Group” meetings and dealer meetings), lodging and meal expenses incurred by him in connection with his performance of services hereunder upon submission of evidence, satisfactory to the Asbury CEO, of the incurrence and purpose of each such expense.

6.             Termination of Employment.

(a)           Termination Due to Death or Disability.  Executive’s employment shall automatically terminate upon his death or the Asbury CEO’s or Board’s determination of his Disability.  The term “Disability” shall mean a physical or mental disability or infirmity that prevents the performance by Executive of his duties hereunder lasting (or likely to last, based on competent medical evidence presented to the Board) for a continuous period of six months or longer.  The reasoned and good faith judgment of the Asbury CEO or Board as to Disability shall be final and shall be based on such competent medical evidence as shall be presented to it by Executive or by any physician or group of physicians or other competent medical experts employed by Executive or the Company to advise the Asbury CEO or Board.

(b)           Termination by the Board for Cause.  Executive’s employment with the Company may be terminated for “Cause” by the Asbury CEO or Board.  “Cause” shall mean (i) the negligent or willful failure by Executive to substantially perform his duties or to comply with any written directives (made in good faith and consistent with applicable law) of the Asbury CEO or Board and continuance of such failure for more than 20 days after the Company notifies Executive in writing thereof, (ii) Executive’s engaging in serious misconduct (including, without limitation, any criminal, fraudulent or dishonest conduct) that is injurious to the Company or any of its affiliates or subsidiaries, (iii) Executive’s conviction of, or entering a plea of nolo contendere to, any crime that constitutes a felony or involves moral turpitude, or (iv) the breach by Executive of any written covenant or agreement with the Company or any of its affiliates not to disclose any information pertaining to the Company or any of its affiliates or not to compete or interfere with the Company or any of its affiliates, including without limitation the covenants set forth in Sections 7, 8 and 10.

(c)           Termination Without Cause.  Executive’s employment with the Company may be terminated “Without Cause” by the Asbury CEO or Board.  A termination “Without Cause” shall mean a termination of employment by the Asbury CEO or Board other than due to death or Disability as described in Section 6(a) or Cause as defined in Section 6(b).

(d)           Termination by Executive.  Executive may terminate his employment for “Good Reason”.  “Good Reason” shall mean a termination of employment by Executive within 30 days following (i) any material diminution by the Board in Executive’s duties or job title, except in connection with termination of Executive’s employment for Cause as provided in Section 6(b) or death or Disability as provided in Section 6(a), (ii) the reduction by the Company of its capitalization to the extent that Executive is no longer able to properly perform his duties hereunder (which, at a minimum, shall mean capitalization necessary to maintain all minimum working capital requirements imposed by manufacturers supplying products for the Business), and (iii) the failure of the Company timely to pay Executive’s salary, bonus or benefits, provided in the case of each of the preceding clauses (i), (ii) or (iii), that (A) Executive shall have given the Company written notice of the circumstances constituting Good Reason and the Company shall have failed to cure such circumstances within 20 days, and (B) Executive shall not have caused the occurrence constituting Good Reason through the exercise of his authority as an officer of the Company.

(e)           Notice and Effect of Termination; Date of Termination.  Any termination of Executive’s employment by the Board pursuant to Section 6(a) (in the case of Disability), 6(b) or 6(c), or by Executive pursuant to Section 6(d), shall be communicated by a written “Notice of Termination” addressed to Executive or the Company, as appropriate.  A “Notice of Termination” shall mean a notice stating that Executive’s employment hereunder has been or will be terminated, as the case may be, on the Date of Termination (as defined hereafter) indicating the specific termination provisions in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination of employment.  The term “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated by the Asbury CEO or Board for Cause, the date on which Notice of Termination is given, and (iii) if Executive’s employment is terminated by the Asbury CEO or the Board Without Cause, due to Executive’s Disability or by Executive for Good Reason, 30 days after the date on which Notice of Termination is given or, if no such Notice is given, 30 days after the date of termination of employment.

(f)            Payments Upon Certain Terminations.

(i)            Termination Without Cause or for Good Reason.

(A)          In the event of a termination of Executive’s employment with the Company by the Asbury CEO or Board Without Cause or a termination by Executive of his employment with the Company for Good Reason, in either case, prior to the last day of the Term, the Company shall pay to Executive his base salary at the annual base rate in effect immediately prior to the Date of Termination during the Severance Period (as defined below), plus any performance-based cash bonus for the portion of the calendar year preceding Executive’s Date of Termination as the Board in its sole discretion determines to have been earned by Executive, provided that the Company may, at any time, pay to Executive in a single lump sum an amount equal to the Board’s good faith determination of the present values of the installments of the base salary remaining to be paid to Executive, as of the date of such lump sum payment, calculated using a discount rate equal to the then prevailing interest rate payable on senior indebtedness of an issuer rated “B” by Moody’s Investors Service or Standard & Poor’s (or the then-equivalent rating) having a term as close as practicable to the length of the Severance Period (collectively, the “Severance Payment”).  “Severance Period” means a period beginning on the Date of Termination and continuing for a period equal to the greater of (x) the number of days between the Date of Termination and the end of the Term, or (y) one (1) year; provided, however, in the event the Date of Termination occurs within one (1) year after a Change in Control (as defined below) the Severance Period shall be the period beginning on the Date of Termination and continuing for a period equal to the greater of (a) the number of days between the Date of Termination and the end of the Term, or (b) two (2) years.  “Change in Control” means an event or series of events by which:

(i)            during any period of 24 consecutive calendar months, individuals:

(a)           who were directors of Asbury on the first day of such period, or

(b)           whose election or nomination for election to the Board was recommended or approved by at least a majority of the directors then still in office who were directors of Asbury on the first day of such period, or whose election or nomination for election was so approved, shall cease to constitute a majority of the Board;

(ii)           the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving Asbury or any of its subsidiaries (a “Reorganization”) or sale or other disposition of all or substantially all of the assets of Asbury to an entity that is not an affiliate of Asbury (a “Sale”), that in each case requires the approval of Asbury’s stockholders under the law of Asbury’s jurisdiction of organization, whether for such Reorganization or Sale (or the issuance of securities of Asbury in such Reorganization or Sale), unless immediately following such Reorganization or Sale more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (a) the entity resulting from such Reorganization, or the entity which has acquired all or substantially all of the assets of Asbury (the “Surviving Entity”), or (b) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”), is represented by Asbury’s outstanding securities eligible to vote for the election of the Board

(the “Company Voting Securities”) that were outstanding immediately prior to such Reorganization of Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale;

(iii)          the stockholders of Asbury approve a plan of compete liquidation or dissolution of Asbury or a sale of all or substantially all of Asbury’s assets; or

(iv)          any “person” (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor section thereto)), corporation or other entity (other than (a) Asbury, (b) any trustee or other fiduciary holding securities under an employee benefit plan of Asbury or an affiliate of Asbury, (c) any company owned, directly or indirectly, by the stockholders of Asbury in substantially the same proportions as their ownership of Shares (as defined hereafter) or (d) any entity or individual affiliated with (i) Ripplewood Holdings, L.L.C. or (ii) Freeman Spogli & Co. Incorporated, or their affiliates), becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act (or any successor rule thereto)), directly or indirectly, of securities of Asbury representing 30% or more of the combined voting power of Asbury’s then-outstanding securities.

“Shares” means the shares of common stock of Asbury, $0.01 par value, or such other securities of Asbury into which such shares of common stock shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction.

(B)           In addition, during the Severance Period, Executive will continue to receive the benefits to which he was entitled pursuant to Section 4(a) as of the Date of Termination, and Executive will be entitled to any vested benefits under any employee benefit plans.  If for any reason at any time the Company is unable to treat Executive as being or having been an employee of the Company under any benefits plan in which he is entitled to participate and as a result thereof Executive receives reduced benefits under such plan during the Severance Period, the Company shall provide Executive with such benefits by direct payment or at the Company’s option by making available equivalent benefits from other sources.  During the Severance Period, Executive shall not be entitled to receive incentive compensation and shall not be entitled to participate in any of the Company’s employee benefit plans that are introduced after the

Date of Termination, except that an appropriate adjustment shall be made if such new employee benefit plan is a replacement for or amendment to an employee benefit plan in effect as of the Date of Termination in which Employee is a participant.

(C)           As a condition to the receipt of the Severance Payment and to the receipt of the benefits provided in Section 6(f)(i)(B), Executive agrees to execute a general release in the form attached hereto as Exhibit A titled “General Release”.

(ii)           Termination Upon Death or Disability.  If Executive’s employment shall terminate upon his death or Disability, Executive shall be paid his full base salary through the Date of Termination at the annual base rate in effect immediately prior to the Date of Termination and in the event of termination due to Executive’s Disability, the provisions of Section 6(f)(i)(B) shall apply to Executive as if Section 6(f)(i)(A) were otherwise applicable.  If Executive’s employment shall terminate upon his death or Disability, Executive shall not be paid any performance-based cash bonus for the portion of the calendar year preceding Executive’s Date of Termination.

(iii)          Termination for Cause or Voluntary Termination by Executive.  If the Asbury CEO or Board shall terminate Executive’s employment for Cause or if Executive shall voluntarily terminate his employment with the Company for other than Good Reason, he shall be paid only his full base salary through the Date of Termination at the annual base rate in effect immediately prior to the Date of Termination and Executive shall not be paid any incentive compensation cash bonus for the portion of the calendar year preceding Executive’s Date of Termination, nor shall he receive any other compensation or benefits beyond the Date of Termination.

(g)           Limitation.  Anything in this Agreement to the contrary notwithstanding, Executive’s entitlement to or payments under Section 6(f) or under any other plan or agreement shall be limited to the extent necessary so that no payment to be made to Executive  on account of termination of his employment with the Company will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), as then in effect, but only if, by reason of such limitation, Executive’s net after tax benefit shall exceed the net after tax benefit if such reduction were not made.  “Net after tax benefit” shall mean (i) the sum of all payments and benefits that Executive is then entitled to receive under Section 6(f) or under any other plan or agreement that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (ii) the amount of federal income tax payable with respect to the payments and benefits described in clause (i) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of the first payment of the foregoing), less (iii) the amount of excise tax imposed with respect to the payments and benefits described in clause (i) above by Section 4999 of the Code.  Any limitation under this Section 6(g) of Executive’s entitlement to payments shall be made in the manner and in the order directed by Executive.

7.             Covenant Not to Compete; Non-Solicitation of Employees.

(a)           So long as Executive’s employment hereunder shall continue, or as otherwise expressly consented to, approved or permitted by the Asbury CEO or Board in writing, and to the fullest extent permitted under applicable law, Executive shall not:

(i)            directly or indirectly engage, or have any ownership interest (other than an interest in the Company) in any firm, corporation, company, proprietorship or other business entity that engages (directly or indirectly) in the activities now engaged in by the Company, Asbury or any affiliate of the Company or Asbury in any jurisdiction in which such activities are now conducted (including, without limitation, the states of Florida and Georgia); or

(ii)           directly or indirectly, for his own account or the account of any other person or entity with which he shall become associated in any capacity or in which he shall have any ownership interest, (A) solicit for employment or employ  any person who, at any time during the preceding 12 months, is or was employed by or otherwise engaged to perform services for the Company, Asbury or any of their affiliates, regardless of whether such employment or engagement is direct or through an entity with which such person is employed or associated, or otherwise intentionally interfere with the relationship of the Company, Asbury or any of their affiliates with any person or entity who or which is at the time employed by or otherwise engaged to perform services for the Company, Asbury or any such affiliate, or (B) induce any employee of the Company, Asbury or any of their affiliates to engage in any activity which Executive is prohibited from engaging in under Sections 7, 8 and 10 or to terminate his or her employment with the Company, Asbury or such affiliate.

(b)           If the employment of Executive hereunder is terminated, the following provisions shall apply:

(i)            In the event of a termination of Executive’s employment with the Company by the Asbury CEO or Board Without Cause or a termination by Executive of his employment with the Company for Good Reason, the provisions of Section 7(a) shall continue in effect for the term of the Severance Period (as defined in Section 6(f)(i)(A)); provided, however, to the extent the Severance Period is calculated to be in excess of one year from the end of the Term (the “Optional Severance Period”), Executive may elect to forego that portion of the Severance Payment to which he is entitled as it relates to the Optional Severance Period, and such election shall automatically serve to restrict the application of the provisions of Section 7(a) to that period of time ending one (1) year from the end of the Term.

(ii)           If the Asbury CEO or Board shall terminate Executive’s employment for Cause or if Executive shall voluntarily terminate his employment with the Company for other than Good Reason, in either case, prior to the last day of the Term, then the provisions of Section 7(a) shall continue to apply for a period of one (1) year from the Date of Termination.

(iii)          In the event this Agreement expires at the end of the Term and Executive’s employment with the Company has not been previously terminated, the provisions of Section 7(a) shall continue in effect for one (1) year after the end of the Term so long as the Company pays Executive the Severance Payment during such one (1) year period.  In the event the Company elects not to or fails to pay Executive the Severance Payment for such one (1) year period the provision of Section 7(a) hereof shall be of no force or effect.

(iv)          During any period described under this Section 7(b) which operates to continue the application of Section 7(a), Executive shall disclose in writing to the Company the name, address and type of business conducted by any proposed new employer of Executive within ten business days of commencing employment with the new employer.

8.             Unauthorized Disclosure.

(a)           During and after the Term, without the written consent of the Asbury CEO or Board, (i) Executive shall not disclose to any person (other than an employee or director of the Company, Asbury or their affiliates, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties under this Agreement) or use to compete with the Company, Asbury or any of their affiliates any confidential or proprietary information, knowledge or data that is not theretofore publicly known and in the public domain obtained by him while in the employ of the Company with respect to the Company, Asbury or any of their affiliates or with respect to any products, improvements, customers, methods of distribution, sales, prices, profits, costs, contracts (including, without limitation the terms and provisions of this Agreement), suppliers, business prospects, business methods, techniques, research, trade secrets or know-how of the Company, Asbury or any of their affiliates (collectively, “Proprietary Information”), and (ii) Executive shall use best efforts to keep confidential any such Proprietary Information and to refrain from making any such disclosure, in each case except as may be required by law or as may be required in connection with any judicial or administrative proceedings or inquiry.

9.             [INTENTIONALLY OMITTED]

10.           Return of Documents.  In the event of the termination of Executive’s employment for any reason, Executive will deliver to the Company all documents and data of any nature pertaining to his work with the Company and its affiliates, and he will not take with him any documents or data of any description or any reproduction thereof, or any documents containing or pertaining to any Proprietary Information.

11.           Injunctive Relief with Respect to Covenants.  Executive acknowledges and agrees that the covenants and obligations of Executive with respect to non-competition, non-disclosure, non-solicitation, confidentiality and the property of the Company and its affiliates relate to special, unique and extraordinary matters and that, notwithstanding any other provision of this Agreement to the contrary, a violation of any of the terms of such covenants and obligations will cause the Company and its affiliates irreparable injury for which adequate remedies are not available at law.  Therefore, Executive expressly agrees that the Company, Asbury and their affiliates (which shall be express third-party beneficiaries of such covenants and obligations) shall be entitled to an injunction (whether temporary or permanent), restraining order or such other equitable relief (including the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of the covenants and obligations contained in Sections 7, 8 and 10.  These injunctive remedies are cumulative and in addition to any other rights and remedies the Company, Asbury or any such affiliate may have at law or in equity.  Further, Executive represents that his experience and capabilities are such that the provisions of Sections 7, 8 and 10 will not prevent him from earning his livelihood.  If a judicial determination is made that any of the provisions of Sections 7, 8 or 10 constitute an unreasonable or otherwise unenforceable restriction against Executive, the provisions of such section shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable.  Moreover, notwithstanding the fact that any provision of such sections is determined not to be specifically enforceable, the Company shall nevertheless be entitled to recover monetary damages as a result of Executive’s breach of such provision.

12.           Assumption of Agreement.  The Company will require any successor (by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if the Company terminated his employment Without Cause as contemplated by Section 6, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.  As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

13.           Entire Agreement.  Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements relating to such subject matter (including those made to or with Executive by any other person or entity) are merged herein and superseded hereby.

14.           Indemnification.  The Company agrees that it shall indemnify and hold harmless Executive to the fullest extent permitted by the applicable law and the certificate of formation and Limited Partnership Agreement of the Company from and against any and all liabilities, costs, claims and expenses including, without limitation, all costs and expenses incurred in defense of litigation, including attorneys’ fees, arising out of the employment of Executive hereunder, except to the extent arising out of or based upon the gross negligence or willful misconduct of Executive.

15.           Miscellaneous.

(a)           Binding Effect.  This Agreement shall be binding on and inure to the benefit of the Company and its successors and permitted assigns.  This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives.  If Executive’s employment is terminated by reason of his death, all amounts payable by the Company pursuant to Section 6(f)(ii) (or if Executive shall die after his employment has terminated, any remaining amount of salary and incentive compensation payable by the Company pursuant to Section 6(f)(i)) shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to his estate.

(b)           Dispute Resolution.  The parties agree that they shall attempt, in good faith, to resolve any dispute under this Agreement by mediation in accordance with the Employment Mediation Rules of the American Arbitration Association (“AAA”), to be conducted in Tampa, Florida, and if such dispute cannot be resolved within thirty (30) days of either party’s written request to the AAA for mediation, then such dispute shall be resolved by arbitration, with such arbitration process to include the following:

(i)            The party invoking arbitration under this Agreement shall notify the other party in writing;

(ii)           The arbitration shall be conducted in Tampa, Florida by a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the AAA;

(iii)          The arbitration, including the arbitrator’s decision, shall be completed within one hundred twenty days of receipt of notice by the party other than the party initiating arbitration under this section;

(iv)          The arbitrator shall have no authority to assess punitive or exemplary damages as to any dispute (i) arising out of or concerning the provisions of this Agreement or (ii) otherwise arising out of the employment relationship, except as and unless such damages are expressly authorized by otherwise applicable and controlling statutes;

(v)           The arbitrator’s decision shall be final and binding and enforceable in any court of competent jurisdiction; and

(vi)          Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 15(b) shall not apply to any claim commenced by the Company for injunctive relief under this Agreement.

(c)           Governing Law; Construction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without reference to principles of conflict of laws thereunder.  No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any arbitration body, court or governmental body by reason of such party having or being deemed to have structured or drafted such provision.

(d)           Taxes.  The Company may withhold from any payments made under this Agreement all federal, state, city or other applicable taxes as shall be required pursuant to any law, governmental regulation or ruling.

(e)           Amendments.  No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Asbury CEO, Board or a person authorized thereby and is agreed to in writing by Executive and the Asbury CEO or such officer of the Company as may be specifically designated by the Board.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

(f)            Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(g)           Notices.  Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by nationally recognized overnight courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(A)	if to the Company, to it:	c/o Asbury Automotive Group, Inc.
3 Landmark Square, Suite 500
Stamford, CT 06901
Attention: President and CEO
Telefax: (203) 356-4450

(B)           if to Executive, to him at the address listed on the signature page hereof.

(h)           Survival.  Sections 7, 8, 10, 11, 12, 13, 14 and 15, and if Executive’s employment terminates in a manner giving rise to a payment under Section 6(f), Section 6(f) and 6(g) shall survive the termination of this Agreement and the termination of the employment of Executive.

(i)            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(j)            Headings.  The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(k)           Executive’s Recusal.  Executive shall recuse himself from all deliberations of the Board regarding this Agreement, Executive’s employment by the Company or related matters.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representative and Executive has hereunto set his hand, in each case effective as of the date first above written.

ASBURY AUTOMOTIVE TAMPA, L.P.

	By:	ASBURY AUTOMOTIVE TAMPA GP L.L.C., as General Partner

By:
Name:
Title:

Witness:	Executive:

/s/ Audrey R. Pearson	/s/ Jeffrey I. Wooley
Print Name: Audrey R. Pearson	Jeffrey I. Wooley

	Address:		10000 Lindelaan Drive
Tampa, Florida 33618
Fax: 813-261-4188
Tel: 813-933-7870

EXHIBIT A

GENERAL RELEASE

                In consideration of the payments and other benefits set forth in Section 6(f)(i) of the Employment Agreement dated as of September 1, 2003 (the “Employment Agreement”), to which this form is attached, I, JEFFREY I. WOOLEY, hereby furnish Asbury Automotive Tampa, L.P., a Delaware limited partnership (the “Company”), with the following waiver and release.

                I hereby waive, release, and discharge the Company, and each of its predecessors, successors, affiliates, employees, officers, directors, shareholders, assignees, agents, and attorneys (collectively “Releasees”), both in their capacities on behalf of the Company and in their individual capacities, from any and all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, in connection with my employment with the Company or the termination of that employment (“Claims”), including but not limited to:

i.              Claims arising under any federal, state, or local laws including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, and the Family and Medical Leave Act;

ii.             Claims for breach of contract, express or implied, including any Claims for breach of any implied covenant of good faith and fair dealing;

iii.            any tort Claims, including, without limitation, any Claims for personal injury, harm or damages, whether the result of intentional, unintentional, negligent, reckless, or grossly negligent acts or omissions;

iv.            any Claims for wrongful discharge or other Claims arising out of any legal restrictions on the right to terminate employees;

v.                                      any Claims for unpaid wages, including vacation pay and other paid time off; or

vi.                                   any Claims for attorneys’ fees or costs.

This General Release shall not apply to: (i) any obligation to me under the terms of the Employment Agreement including, without limitation, any of my entitlements or any of the entitlements of my family or the personal representative of my domiciliary probate estate under the terms of the Employment Agreement or under any benefit or retirement plan or program of the Company in which I participate under the terms of the Employment Agreement; (ii) the indemnification obligations of the Company set forth in Section 14 of the Employment Agreement; or (iii) the indemnification obligations of Asbury relating to my service as a member of the board of directors or officer of Asbury or any of its affiliates.

I understand that I have been given a period of 21 days from the date my employment with the Company was terminated in which to review and consider this document, and that I may use as much or as little of this 21-day period as I desire.  I further understand that I have the right to discuss all aspects of this document with an attorney of my choosing and that, although whether to consult with an attorney or not is my decision, the Company encourages me to do so.  By signing this document, I acknowledge and agree that I am entering into it knowingly and voluntarily, that I have used as much, if any, of the 21-day period as I desired, and that I have exercised the right to consult with an attorney to the full extent I desired.

I also understand that I have the right to revoke this General Release within seven (7) days after signing it by delivering a written notice of revocation to the Company’s General Counsel.  For such revocation to be effective, it must be received no later than the close of business on the seventh day after I sign this document.

Each party to this General Release acknowledges and agrees that any disputes arising under or in connection with this General Release shall be resolved by third party mediation of the dispute and, if such dispute is not resolved within 30 days, by binding arbitration, to be held in Tampa, Florida in accordance with the rules and procedures of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

EMPLOYEE:		ASBURY AUTOMOTIVE TAMPA, L.P.

By: Asbury Automotive Tampa GP L.L.C., its General Partner

/s/ Jeffrey I. Wooley		By:	/s/ Kenneth B. Gilman
JEFFREY I. WOOLEY		Name:
Title:

Date:	2/3/04	Date: